Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Richmond Division

UNITED STATES OF AMERICA	)	CRIMINAL NO. 3:19cr
)
v.	)
)
LUMBER LIQUIDATORS HOLDINGS, INC.,	)
)
Defendant.	)

DEFERRED PROSECUTION AGREEMENT

Defendant LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”), pursuant to authority granted by its Board of Directors reflected in Attachment B, and the United States Attorney’s Office for the Eastern District of Virginia and the United States Department of Justice, Criminal Division, Fraud Section (together the “United States”), enter into this deferred prosecution agreement (the “Agreement”).

Criminal Information and Acceptance of Responsibility

1.           LUMBER LIQUIDATORS acknowledges and agrees that the United States will file the attached one-count criminal Information in the United States District Court for the Eastern District of Virginia charging the Company with securities fraud, in violation of Title 18, United States Code, Section 1348. In doing so, LUMBER LIQUIDATORS: (a) knowingly waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A (“Statement of Facts”), and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Eastern District of Virginia. The United States agrees to defer prosecution of the Company pursuant to the terms and conditions described below.

2.           LUMBER LIQUIDATORS admits, accepts, and acknowledges that it is responsible under United States law for the acts of its present and former officers, directors, employees, and agents as charged in the Information, and as set forth in the attached Statement of Facts, and that the allegations described in the Information and the facts described in the attached Statement of Facts are true and accurate. Should the United States pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the attached Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the attached Statement of Facts at any such proceeding brought by the United States.

Term of the Agreement

3.           This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from that date (the “Term”). LUMBER LIQUIDATORS agrees, however, that in the event that the United States determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of the Company’s obligations under this Agreement, an extension or extensions of the Term of this Agreement may be imposed by the United States, in its sole discretion, for up to a total additional time period of one year, without prejudice to the United States’ right to proceed as provided in Paragraphs 16-20 below. Any extension of this Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period. Conversely, in the event the United States finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D, and that the other provisions of this Agreement have been satisfied, this Agreement may be terminated early. If the Court rejects this Agreement, all the provisions of this Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

Relevant Considerations

4.           The United States enters into this Agreement based on the individual facts and circumstances presented by this case and LUMBER LIQUIDATORS, including:

a.          LUMBER LIQUIDATORS did not receive voluntary disclosure credit because it did not voluntarily and timely disclose to the United States the conduct described in the attached Statement of Facts prior to or at the commencement of its investigation;

b.           despite LUMBER LIQUIDATORS’ commitment to cooperate from the outset of the investigation, the Company’s initial cooperation with the United States’ investigation was not sufficient in certain respects. After being notified of the United States’ concerns—including that certain documents were not timely produced when requested—the Company voluntarily changed course. The Company replaced its lead outside counsel; conducted additional investigation into the transactions described in the attached Statement of Facts; collected, analyzed, organized, and in some instances translated, voluminous relevant documents (some from outside of the United States); disclosed the results of its independent internal investigation into the conduct described in the Information and the attached Statement of Facts; and responded to all of the United States’ requests for documents and information;

c.           LUMBER LIQUIDATORS engaged in extensive remedial measures, including dedicating significant resources to improving its systems and internal controls. For example, the Company suspended the sale of all laminate flooring from China in May 2015; offered consumers in-home testing for already installed flooring; and implemented new policies and procedures regarding compliance with California Air Resources Board (“CARB”) emission standards and other environmental regulations, sourcing of flooring products, financial reporting and internal controls. The employees involved in wrongdoing either were terminated or resigned from the Company, and the Company replaced its executive management team with experienced executives who have displayed a commitment to building an ethical corporate culture. In 2016, the Company entered into in a corrective action plan with the United States Consumer Products Safety Commission (“CPSC”) with respect to certain laminate flooring products manufactured in and imported from China and sold in the United States from 2011 to May 2015. CPSC has completed its evaluation of the safety of laminate flooring imported by LUMBER LIQUIDATORS from China since 2011, which the Company has not sold since May of 2015. In July 2017, CPSC determined that no further monitoring was warranted and closed the case with respect to the corrective action plan without further action;

d.          LUMBER LIQUIDATORS enhanced and committed to continue to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program);

e.           based on LUMBER LIQUIDATORS’ remediation and the state of its current Corporate Compliance Program, and the Company’s agreement to report to the United States as set forth in Attachment D (Corporate Compliance Reporting) to this Agreement, the United States determined that an independent compliance monitor was unnecessary;

f.            accordingly, after considering (a) through (e) above, the Company received a reduction of $370,444 off the bottom of the otherwise-applicable U.S. Sentencing Guidelines fine range;

g.           the nature and seriousness of the conduct, including knowingly filing a materially false and misleading SEC Form 8-K as described more fully in the attached Statement of Facts; and

h.           LUMBER LIQUIDATORS has agreed to continue to cooperate with the United States in any ongoing investigation of the conduct of the Company, its subsidiaries and affiliates, and its officers, directors, employees, agents, business partners, distributors, and consultants relating to any violation of federal law.

Future Cooperation and Disclosure Requirements

5.           LUMBER LIQUIDATORS shall continue to cooperate fully with the United States in any and all matters relating to any violation of federal law. At the request of the United States, LUMBER LIQUIDATORS shall also cooperate fully with other domestic or foreign law enforcement authorities and agencies in any investigation of the Company, or any of its officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to any violation of federal law. The Company’s cooperation pursuant to this Paragraph is subject to applicable law and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Company must provide to the United States a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Company bears the burden of establishing the validity of any such an assertion. The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a.           LUMBER LIQUIDATORS shall truthfully disclose all factual information with respect to its activities, and those of its officers, directors, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the United States may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the United States, upon request, any document, record or other tangible evidence about which the United States may inquire of the Company.

b.           Upon request of the United States, LUMBER LIQUIDATORS shall designate knowledgeable employees, agents or attorneys to provide to the United States the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.

c.           LUMBER LIQUIDATORS shall use its best efforts to make available for interviews or testimony, as requested by the United States, officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.

d.          With respect to any information, testimony, documents, records or other tangible evidence provided to the United States pursuant to this Agreement, LUMBER LIQUIDATORS consents to any and all disclosures to other governmental authorities, including United States authorities and those of a foreign government of such materials as the United States, in its sole discretion, shall deem appropriate.

6.           In addition to the obligations in Paragraph 5, during the Term, should LUMBER LIQUIDATORS learn of any evidence or allegation of any violation of anti-fraud, reporting, or books and records provisions of the federal securities laws, the Company shall promptly report any such evidence or allegations to the United States.

Payment of Monetary Penalty

7.           The United States and LUMBER LIQUIDATORS agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a.	The 2014 USSG are applicable to this matter.

b.	Offense Level. Based upon USSG § 2B1.1, the total offense level is 27, calculated as follows:

(a)(1)	Base Offense Level	7

(b)(1)(K)	Gain of more than $7 million but less than $20 million	+20

TOTAL		27

c.	Base Fine. Based upon USSG § 8C2.4(a)(2), the base fine is $13,904,352. Under USSG § 8C2.4(a), the base fine is the greater of either the amount from the Offense Level Fine Table or the pecuniary gain to LUMBER LIQUIDATORS from the offense. While the base fine for a Total Offense Level of 27 is $4,800,000 (the fine indicated in the Offense Level Fine Table), the pecuniary gain to the Company of $13,904,352 reasonably reflects the Company’s net profits from 100 percent of its sales of Chinese laminate flooring to customers in the United States from on or about January 16, 2015 through on or about May 7, 2015.

d.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 7, calculated as follows:

(a)	Base Culpability Score	5

(b)(2)	the organization had 1,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+4

(g)(2)	the organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		7

Calculation of Fine Range:

Base Fine	$13,904,352

Multipliers	1.40 (min) / 2.80 (max)

Fine Range	$19,466,092.80 / $38,932,185.60

LUMBER LIQUIDATORS agrees to pay a criminal fine in the amount of $19,095,648 to the United States Treasury within thirty days after the filing of this Information. LUMBER LIQUIDATORS and the United States agree that this fine is appropriate given the facts and circumstances of this case, including the nature and circumstances of the offense, and the extent of the Company’s cooperation and extensive remediation in this matter. The $19,095,648 fine is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the United States that $19,095,648 is the maximum penalty that may be imposed in any future prosecution in the event of a breach of this Agreement, and the United States is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although under those circumstances, the United States agrees it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. LUMBER LIQUIDATORS acknowledges that no tax deduction may be sought in connection with the payment of any part of this $19,095,648 penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the penalty or disgorgement amounts that the Company pays pursuant to this Agreement or any other agreement entered into with the United States Securities and Exchange Commission or any other federal enforcement authority or federal regulator concerning the facts set forth in the attached Statement of Facts.

Forfeiture

8.         As a result of LUMBER LIQUIDATORS’ conduct, including the conduct set forth in the attached Statement of Facts, the parties agree the United States could institute a civil and/or criminal forfeiture action against certain funds held by the Company and that such funds would be forfeitable under the civil and criminal federal asset forfeiture laws. The Company hereby acknowledges that at least $13,904,352 represents the Company’s net profits from the sale of 100 percent of its Chinese laminate from on or about January 16, 2015 through on or about May 7, 2015, which represents the proceeds of the offense described in the attached Statement of Facts. The Company hereby agrees to forfeit to the United States the sum of $13,904,352, which shall be offset by up to $6,097,298.42 that the Company shall pay to the United States Securities and Exchange Commission in disgorgement in connection with the conduct described in the attached Statement of Facts (the “Forfeiture Amount”). The Company hereby agrees that, in the event the funds used to pay the Forfeiture Amount are not directly traceable to the transactions, the monies used to pay the Forfeiture Amount shall be considered substitute res for the purpose of forfeiture to the United States pursuant to the civil and criminal federal asset forfeiture statutes, and the Company releases any and all claims it may have to such funds. The Company shall pay the Forfeiture Amount plus any associated transfer fees no later than thirty days after the filing of this Information, pursuant to payment instructions provided by the United States in its sole discretion. The Company agrees to sign any additional documents necessary to complete forfeiture of the funds.

9.         The Forfeiture Amount paid is final and shall not be refunded should the United States later determine that LUMBER LIQUIDATORS has breached this Agreement and commences a prosecution against the Company. In the event of a breach of this Agreement and subsequent prosecution, the United States may pursue additional civil and criminal forfeiture in excess of the Forfeiture Amount. The United States agrees that in the event of a subsequent breach and prosecution, it will recommend to the Court that the amounts paid pursuant to this Agreement should be offset against whatever forfeiture the Court shall impose as part of its judgment. The Company understands that such a recommendation will not be binding on the Court.

Conditional Release from Liability

10.         Subject to Paragraphs 16-20 below, the United States agrees, except as provided in this Agreement, that it will not bring any criminal or civil case against LUMBER LIQUIDATORS relating to any of the conduct described in the attached Statement of Facts or the Information filed pursuant to this Agreement. The United States, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a.           This Agreement does not provide any protection against prosecution for any future conduct by LUMBER LIQUIDATORS.

b.           In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with LUMBER LIQUIDATORS.

Corporate Compliance Program

11.         LUMBER LIQUIDATORS represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of anti-fraud, reporting, or books and records provisions of the federal securities laws throughout its operations, including by its affiliates, agents, joint ventures, contractors, and subcontractors doing business with LUMBER LIQUIDATORS, including, but not limited to, revising such policies and procedures already in place to satisfy the minimum elements set forth in Attachment C.

12.         In order to address any deficiencies in its internal controls, policies, and procedures, LUMBER LIQUIDATORS represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws. Where necessary and appropriate, LUMBER LIQUIDATORS agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that the Company maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program designed to prevent and detect violations of anti-fraud, reporting, or books and records provisions of the federal securities laws throughout its operations. The Corporate Compliance Program, including the internal accounting controls system will include, but not be limited to, the minimum elements set forth in Attachment C.

Corporate Compliance Reporting

13.         LUMBER LIQUIDATORS agrees that it will report to the United States annually during the Term regarding remediation and implementation of the compliance measures described in Attachment C. These reports will be prepared in accordance with Attachment D.

Deferred Prosecution

14.         In consideration of the undertakings agreed to by LUMBER LIQUIDATORS herein, the United States agrees that any prosecution of the Company for the conduct set forth in the attached Statement of Facts be and hereby is deferred for the Term. To the extent there is conduct disclosed by the Company to the United States that is not set forth in the attached Statement of Facts, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement except that the United States will not prosecute the Company for any alteration or destruction of evidence by former employees of the Company known to the Unites States prior to the signing of this Agreement.

15.         The United States further agrees that if LUMBER LIQUIDATORS fully complies with all of its obligations under this Agreement, the United States will not continue the criminal prosecution against the Company described in Paragraph 1, and, at the conclusion of the Term, this Agreement shall expire. Within six months after this Agreement’s expiration, the United States shall seek dismissal with prejudice of the Information filed against LUMBER LIQUIDATORS described in Paragraph 1, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and the attached Statement of Facts.

Breach of the Agreement

16.         If, during the Term, LUMBER LIQUIDATORS (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 11 and 12 of this Agreement and Attachment C; (e) commits any acts that, had they occurred within the jurisdictional reach of the United States, would be a violation of anti-fraud, reporting, or books and records provisions of the federal securities laws; or (f) otherwise fails to completely perform or fulfill each of the Company’s obligations under this Agreement, regardless of whether the United States becomes aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the United States has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the United States in the United States District Court for the Eastern District of Virginia or any other appropriate venue. Determination of whether the Company has breached this Agreement and whether to pursue prosecution of the Company shall be in the United States’ sole discretion. Any such prosecution may be premised on information provided by the Company or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the United States prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company by the United States, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled as to the United States for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled as to the United States from the date upon which the violation occurs until the earlier of the date upon which the United States is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

17.         In the event the United States determines that LUMBER LIQUIDATORS has breached this Agreement, the United States agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the United States in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the United States shall consider in determining whether to pursue prosecution of the Company.

18.         In the event that the United States determines that LUMBER LIQUIDATORS has breached this Agreement: (a) all statements made by or on behalf of the Company to the United States or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the United States against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the United States.

19.         LUMBER LIQUIDATORS acknowledges that the United States has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if LUMBER LIQUIDATORS breaches this Agreement and this matter proceeds to judgment. LUMBER LIQUIDATORS further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

20.         On the date that the period of deferred prosecution specified in this Agreement expires, LUMBER LIQUIDATORS, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the United States that the Company has met its disclosure obligations pursuant to Paragraphs 5-6 of this Agreement. Each certification made pursuant to this paragraph will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

Sale, Merger, or Other Change in Corporate Form of the Company

21.         Except as may otherwise be agreed by the parties in connection with a particular transaction, LUMBER LIQUIDATORS agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the attached Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the United States’ ability to breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the United States at least thirty days prior to undertaking any such sale, merger, transfer, or other change in corporate form. The United States shall notify the Company prior to such transaction (or series of transactions) if it determines that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement. At any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the United States may deem it a breach of this Agreement pursuant to Paragraphs 16-20 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the United States.

Public Statements by the Company

22.         LUMBER LIQUIDATORS expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 16-20 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the attached Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the United States. If the United States determines that a public statement by any such person contradicts in whole or in part a statement contained in the attached Statement of Facts, the United States shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the attached Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

23.         LUMBER LIQUIDATORS agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the United States to determine: (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the United States and the Company; and (b) whether the United States has any objection to the release.

24.         The United States agrees, if requested to do so by the Company, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of LUMBER LIQUIDATORS’ cooperation and remediation. By agreeing to provide this information to such authorities, the United States is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities.

25.         LUMBER LIQUIDATORS agrees and acknowledges that this Agreement and its Attachments will be publicly filed in its entirety with the Court.

Limitations on Binding Effect of Agreement

26.         This Agreement is binding on LUMBER LIQUIDATORS and the United States but specifically does not bind any other component of the United States Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the United States will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

Notice

27.         Any notice to the United States under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail addressed to Assistant United States Attorneys Katherine Lee Martin and Uzo E. Asonye, United States Attorney’s Office for the Eastern District of Virginia, 919 East Main Street, Suite 1900, Richmond, Virginia 23219 and to Trial Attorney Cory E. Jacobs, United States Department of Justice, 1400 New York Avenue, N.W., Washington, D.C. 20005. Any notice to LUMBER LIQUIDATORS under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail addressed to Richard J. Morvillo, Esq., Orrick Herrington & Sutcliffe LLP, 1152 15th Street, N.W., Washington, D.C. 20005. Notice shall be effective upon actual receipt by the United States or LUMBER LIQUIDATORS.

Complete Agreement

28.         This Agreement, including its attachments, sets forth all the terms of this Agreement between LUMBER LIQUIDATORS and the United States. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the United States, the attorneys for LUMBER LIQUIDATORS and a duly authorized representative of LUMBER LIQUIDATORS.

AGREED:

FOR LUMBER LIQUIDATORS HOLDINGS, INC.

Date: March 11, 2019	By:	/s/ Dennis R. Knowles
Dennis R. Knowles
LUMBER LIQUIDATORS HOLDINGS, INC.

Date: March 11, 2019	By:	/s/ Richard J. Morvillo
Richard J. Morvillo, Esq.
Orrick Herrington & Sutcliffe LLP

FOR THE UNITED STATES ATTORNEY’S OFFICE

G. Zachary Terwilliger
United States Attorney
Eastern District of Virginia

Date: March 12, 2019	By:	/s/ Katherine Lee Martin
Katherine Lee Martin
Uzo E. Asonye
Assistant United States Attorneys

FOR THE U.S. DEPARTMENT OF JUSTICE, CRIMINAL DIVISION, FRAUD SECTION

Robert A. Zink
Acting Chief, Fraud Section
U.S. Department of Justice

Date: March 12, 2019	By:	/s/ Cory E. Jacobs
Cory E. Jacobs
Trial Attorney
U.S. Department of Justice
Criminal Division, Fraud Section

CHIEF EXECUTIVE OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted current outside counsel for the Company. Current counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of LUMBER LIQUIDATORS. I have advised and caused current outside counsel for LUMBER LIQUIDATORS to advise the Board of Directors fully of the rights of LUMBER LIQUIDATORS, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of LUMBER LIQUIDATORS, in any way to enter into this Agreement. I am also satisfied with current outside counsel’s representation in this matter. I certify that I am the Chief Executive Officer for LUMBER LIQUIDATORS and that I have been duly authorized by the Board of Directors of LUMBER LIQUIDATORS to execute this Agreement on behalf of the Company.

LUMBER LIQUIDATORS HOLDINGS, INC.

Date: March 11, 2019	By:	/s/ Dennis R. Knowles
Dennis R. Knowles
Chief Executive Officer

CERTIFICATE OF COUNSEL

I am counsel for LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant LUMBER LIQUIDATORS documents and have discussed the terms of this Agreement with the Company’s Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of LUMBER LIQUIDATORS has been duly authorized to enter into this Agreement on behalf of LUMBER LIQUIDATORS and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of LUMBER LIQUIDATORS and is a valid and binding obligation of LUMBER LIQUIDATORS. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Executive Officer of LUMBER LIQUIDATORS. I have fully advised them of the rights of LUMBER LIQUIDATORS, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of LUMBER LIQUIDATORS to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: March 8, 2019	By:	/s/ Richard J. Morvillo
Richard J. Morvillo, Esq.
Orrick Herrington & Sutcliffe LLP
Counsel for LUMBER LIQUIDATORS HOLDINGS, INC.

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the deferred prosecution agreement (the “Agreement") between the United States Attorney’s Office for the Eastern District of Virginia, and the United States Department of Justice, Criminal Division, Fraud Section (together the “United States”), and Defendant LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”). The parties hereby agree and stipulate that the following information is true and accurate. As set forth in Paragraph 2 of this Agreement, LUMBER LIQUIDATORS admits, accepts, and acknowledges that it is responsible for the acts of its present and former officers, directors, employees, and agents as set forth below. Should the United States pursue the prosecution that is deferred by this Agreement, LUMBER LIQUIDATORS agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding.

If this matter were to proceed to trial, the facts alleged below and set forth in the Information would be proven by the United States and would establish beyond a reasonable doubt, by admissible evidence, the charges set forth in the Information attached to this Agreement. The evidence would establish that, at all times relevant to the offense:

1.          Defendant LUMBER LIQUIDATORS was a public corporation headquartered in Toano, Virginia, which was within the Eastern District of Virginia. The Company’s common stock traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “LL”.

2.          LUMBER LIQUIDATORS was one of the largest retailers of flooring products in the United States. As a flooring retailer, LUMBER LIQUIDATORS was subject to various state laws that regulated the chemicals used in wood products, including laminate flooring.

3.          Laminate flooring was a synthetic flooring product consisting of a composite wood core with a paper photograph of wood grain affixed to the surface. Composite wood products included high-density fiberboard (“HDF”), medium-density fiberboard (“MDF”), and particleboard. Composite wood products were made from pieces, chips, or fibers of wood bonded together with resins that often contained formaldehyde.

4.          The California Air Resources Board (“CARB”) enforced limits on formaldehyde emissions from composite wood products sold in the State of California. Among other things, these regulations required flooring retailers that sold composite wood products in California to take reasonable prudent precautions to ensure that the finished goods that they sold complied with emission standards and to label finished goods, such as laminate flooring, as CARB compliant. See Airborne Toxic Control Measure to Reduce Formaldehyde Emissions from Composite Wood Products (or “ATCM”), Title 17, Cal. Code Reg. Sections 93120, et. seq.

5.          In or about 2011, LUMBER LIQUIDATORS launched a direct sourcing initiative (a) to eliminate a middleman supplier and to capture the profit margin that the middleman had previously earned and (b) to develop direct relationships with its Chinese suppliers. In or about September 2011, the Company acquired the China-based operations of its outside sourcing agent, and established its own representative office (“RO”) in Shanghai, China to assume direct control of sourcing from Chinese suppliers. This enabled the Company to increase and consolidate business with suppliers that provided favorable pricing.

6.          From in or about 2011 through in or about 2013, LUMBER LIQUIDATORS steadily increased its gross margin, from 35.3 percent to 41.1 percent. The increase in the Company’s profit margins was driven by a number of factors, including the elimination of markups from the former middleman supplier, competitive line reviews with suppliers, the expansion of the Company’s product assortment (including sales mix shifts to premium products), and increased sales of moldings and accessories. During the years 2011 to 2013, the Company’s stock price increased from approximately $19 per share to a high of approximately $119 per share.

7.           In or about September 2013, CARB published its Standard Operating Procedure (“SOP”) for deconstructing finished goods as part of its enforcement testing to determine whether finished goods contained CARB compliant cores. Essentially, the SOP described the process for removing the laminate surface coating on a finished piece of flooring to test the formaldehyde emissions in the underlying HDF/MDF core.

8.           Shortly thereafter, in or about September 2013, CARB enforcement staff obtained boxes of laminate flooring labeled as CARB compliant from several of LUMBER LIQUIDATORS’ California stores. Approximately one month later, CARB sent a letter to LUMBER LIQUIDATORS informing the Company that four of the seven samples collected failed testing for formaldehyde emissions utilizing deconstructive testing. Thereafter, the Company commissioned Laboratory A to conduct deconstructive testing on the same products from the same California stores. The Company’s own deconstructive tests yielded similar results. In or about May 2014, CARB conducted another unannounced inspection at a LUMBER LIQUIDATORS’ store in Sacramento, California. The two samples again failed CARB’s deconstructive testing for formaldehyde emissions. The Company’s own deconstructive tests of these same products again yielded similar results.

9.           By 2014, LUMBER LIQUIDATORS sourced more than half of its laminate flooring from suppliers in China. Moreover, laminate flooring was one of the Company’s largest and most profitable product lines. Laminates accounted for approximately 20 percent of the Company’s over $1 billion in sales in 2014, and generated among the highest gross margin of any product line.

10.         In or about 2014, Executives A, B, C, D, and E made up LUMBER LIQUIDATORS’ management team responsible for the day-to-day operations of the Company. Since that time, Executives A, B, C, D and E have either resigned or been terminated and they are hereinafter referred to as “Former Executives” A, B, C, D and E and collectively as the “Former Senior Management Team.”

11.         As set forth in more detail below, LUMBER LIQUIDATORS, through its former employees, knowingly filed a materially false and misleading statement to investors in an SEC Form 8-K filed on or about March 2, 2015.

CARB Compliance Concerns in Early 2014

12.         In or about February 2014, all of LUMBER LIQUIDATORS’ Chinese laminate suppliers (but one) individually contacted the Company and requested a 20 percent price increase. The Chinese laminate suppliers cited several reasons for their requested price increase, including the increased cost of CARB compliant cores, and their ability to pass certain deconstructive formaldehyde emissions tests. For example, on or about March 13, 2014, Supplier A, a Chinese laminate supplier, wrote to a former Company Vice President, “I want to do business with you guys…. But we really don’t want to take the risk of CARB issue…. If CARB got problem, both of us have big headache…. Wish you could understand our situation.” The former Vice President replied, “Oh, we have solved the CARB issue thoroughly…. It’s a non-issue for you…. How about you get back in the game now.” The Company took insufficient steps to determine the validity of the suppliers’ concerns.

13.         Approximately one month later, on or about April 9, 2014, Supplier B, a U.S.-based laminate supplier, met with this same former Vice President along with other former LUMBER LIQUIDATORS’ employees to pitch the Company on its own laminate products. Supplier B presented LUMBER LIQUIDATORS with internal benchmark testing performed on the Company’s Chinese laminate products to support Supplier B’s claim that it sold higher quality products than its Chinese competitors. Among other things, Supplier B informed the former LUMBER LIQUIDATORS employees that it tested a Chinese laminate sample purchased from one of the Company’s stores in the United States and that the sample emitted formaldehyde in excess of emission standards. During this meeting, Supplier B advised LUMBER LIQUIDATORS to retain a third-party to follow up on these test results. Instead, the Company took no steps to determine the validity of the supplier’s concerns.

The Company Decided to Eliminate “Supplier A” due to CARB Compliance Concerns

14.         In or about August 2014, LUMBER LIQUIDATORS initiated a project, internally dubbed the “Capstone Experiment,” to generate support for the Company’s position that deconstructive testing was not a valid method of determining whether a product was CARB compliant. That is, the Company decided to take and test samples from two Chinese suppliers at each step of the laminate manufacturing process. The Company hoped to discredit deconstructive testing by showing that a CARB compliant core that did not emit excess formaldehyde prior to lamination would emit excessive formaldehyde after the finished flooring was deconstructed.

15.         To that end, LUMBER LIQUIDATORS’ employees traveled to China from on or about August 22 through August 30, 2014 to collect samples for the Capstone Experiment. During a tour of Supplier A, a former employee of the Company noticed a pallet of finished laminate flooring that factory workers initially indicated was LUMBER LIQUIDATORS’ product. However, the label the supplier placed on the pallet indicated that a non-CARB certified core manufacturer supplied the cores used to produce the laminate. The former employee took five samples from this suspect pallet for testing along with the other samples manufactured in front of him as part of the Capstone Experiment. The former employee later discussed his visit with Former Executives D and E and suggested to them that the Company conduct an audit of Supplier A.

16.         On or about September 26, 2014, the Company conducted an unannounced factory audit of Supplier A. An audit report prepared following the audit concluded that Supplier A had numerous recordkeeping discrepancies and anomalies that “d[id] not conform to CARB [] record retention requirements and d[id] not permit the factory to reliably demonstrate [] the composite wood products contained in [its] finished goods compl[ied] with applicable CARB emission standards.”

17.         While employees were sorting through the Supplier A audit, in or about October 2014, Laboratory A alerted LUMBER LIQUIDATORS that the CBS news program, 60 Minutes, retained Laboratory A to test the Company’s products using the deconstructive testing methodology.

18.         Shortly thereafter, Laboratory A provided former Company employees preliminary results from the Capstone Experiment. In short, the experiment did not support the Company’s criticisms of deconstructive testing—all but one of the products manufactured in front of LUMBER LIQUIDATORS’ employees passed deconstructive testing. Laboratory A also provided the Company test results for the five samples taken from the suspect pallet. The samples containing core supplied by a non-CARB certified core manufacturer all failed deconstructive testing.

19.         Around this same time, Laboratory A notified a former employee of the Company that the deconstructive tests commissioned by 60 Minutes yielded results in excess of emission standards.

20.         These various test results prompted the Company to organize a meeting at Laboratory A on or about December 15, 2014. Attendees of this meeting included Former Executive D, another former Company employee, the owner of Laboratory A, and the Company’s outside counsel from Law Firm A.

21.         During the meeting, the owner of Laboratory A stated that high deconstructive test failures were a strong indicator that the underlying cores used to construct the flooring were not CARB compliant. The lab owner then discussed the samples collected from Supplier A. The lab owner reported that all but one of the samples collected from Supplier A for the Capstone Experiment (those samples manufactured in front of LUMBER LIQUIDATORS’ former employees) passed deconstructive testing, but that the products that were manufactured before the employees arrived at the factory failed. The lab owner expressed concerns over that pattern, and counsel from Law Firm A agreed that it was a “red flag.”

22.         Another former LUMBER LIQUIDATORS’ employee attending this meeting added that Supplier A was a part of CARB’s inquiry and that the Company also deconstructed samples of Supplier A’s flooring being sold in its stores, and found that the samples emitted levels of formaldehyde exceeding CARB’s standards. Law Firm A indicated that was a bad fact for the Company. Law Firm A also commented it was unclear whether CARB compliance concerns were isolated to Supplier A or a broader problem with the Company’s Chinese suppliers and contemplated whether an investigation across all Chinese suppliers was warranted. Law Firm A warned that if the Company engaged in a widespread investigation, it may uncover bad facts. Law Firm A further indicated it would talk to Former Executive E about the situation.

23.         Immediately after the meeting, a Laboratory A employee allowed Former Executive D to review 60 Minutes’ test results and take pictures of the results while they were displayed on a laptop screen. Former Executive D later showed the photographs to Former Executives A and E.

24.         As a result of the concerns expressed during the meeting at Laboratory A, on or about December 18, 2014, Former Executives B, D and E met to discuss “China sourcing.” The following day, on or about December 19, 2014, Former Executive D sent an email to Former Executives A, B and E suggesting that the Company officials discuss a “plan regarding additional oversite [sic] and audit scheduling” of Supplier A. Former Executive B responded that he would be available after the first of the year. But Former Executive A wrote that, based on the recent test results, they needed to develop a plan quickly and replace some or all of Supplier A’s products immediately. Former Executive B noted that Supplier A’s products comprised 15.8 percent of laminate sales, and that there were no duplicate products immediately available. Former Executive B later posed a rhetorical question to the other executives—were the Company to test every vendor in China using deconstructive testing, “what will the results be and where does that leave us?”

25.         In or about early January 2015, former LUMBER LIQUIDATORS’ employees made another unannounced visit to Supplier A. During the visit, Supplier A’s Production Manager refused to implement corrective action requests from the Company’s September 2014 audit, and provided inconsistent information about the supplier’s use of non-CARB compliant cores in its laminate flooring.

26.         On or about January 16, 2015, the Company’s Executive Risk Committee (made up of the entire Former Senior Management Team) met to discuss Supplier A. After discussing the August/September 2014 audit, the January 2015 site visit, and the supplier’s test failures, the Committee concluded that the Company needed to discontinue its relationship with Supplier A due to CARB compliance concerns—but not before it ordered more laminate flooring from Supplier A.

27.         That same day, the Former Senior Management Team at LUMBER LIQUIDATORS ordered 1.64 million square feet of flooring from Supplier A.

The Company Concealed and Misstated Facts Related to its Chinese Laminate Suppliers

28.         After the Company learned about the 60 Minutes inquiry, it engaged public and financial relations consultants to help craft its response to any negative publicity. The consultants relied on assertions by former employees that the Company complied with CARB regulations when developing communications on LUMBER LIQUIDATORS’ behalf.

29.         On or about February 10, 2015, Former Executive E notified the Company’s Board of Directors that a 60 Minutes producer had reached out and requested an on-camera interview with a Company representative. Former Executive E told the Board that the producer “seem[ed] to indicate” that 60 Minutes had tested the Company’s flooring. Former Executive E did not tell the Board that Laboratory A had already shared 60 Minutes’ test results with the Company. Former Executive E also did not tell the Board about the Supplier A audit, the Supplier A test results, the Capstone experiment results, the view of Lab A that the deconstructive test results could be indicative of CARB compliance issues, or the Executive Risk Committee’s decision to discontinue its relationship with Supplier A due to CARB compliance concerns.

30.         At the same time, the Company’s Former Senior Management team increasingly was concerned that the decision to discontinue its relationship with Supplier A would lead to supply constraint. On or about February 11, 2015, the Former Senior Management Team, along with other LUMBER LIQUIDATORS employees, received an inventory performance report summarizing the Company’s top 100 products based on revenue. Supplier A’s products ranked second and third on the spreadsheet. In response, Former Executive C sent an email to the other members of the Former Senior Management Team complaining that a transition away from Supplier A was not supposed to impact sales.

31.         On or about February 15, 2015, the Company learned from an RO employee that that 60 Minutes’ reporter(s) contacted and/or interviewed some of the Company’s Chinese laminate suppliers, as well as then-current and former RO employees.

32.         On or about February 25, 2015, a 60 Minutes journalist interviewed LUMBER LIQUIDATORS’ founder. During the interview, the Company learned which suppliers 60 Minutes’ staff recorded in undercover videos. The journalist identified Supplier A as one of three suppliers that told 60 Minutes “the laminates they made for you are not CARB 2 compliant.”

33.         That same day, LUMBER LIQUIDATORS released its 2014 annual report, and held an earnings call for investors. In its SEC Form 10-K, the Company stated, “We discontinue sourcing from suppliers not adhering to our standards.” LUMBER LIQUIDATORS omitted a material fact from investors; specifically, that it continued to source and sell laminate flooring from Supplier A, even after the Executive Risk Committee concluded that it had concerns about the supplier’s CARB compliance.

34.         Following the interview, LUMBER LIQUIDATORS provided 60 Minutes with documents, including test results, a sample invoice, and a signed vendor agreement, for each of the three suppliers (including Supplier A) that were on the undercover videos to “demonstrate Lumber Liquidators [CARB] compliance.”

35.          The Company’s Former Senior Management team took limited steps to determine the validity of the claims made by the suppliers on the undercover videos, and rather focused on disputing the videos’ authenticity. For example, on or about February 26, 2015, Former Executive A stated:

I need by Monday morning video taped statements from each of the people on the video from or [sic] vendors clarifying what happened and what they intended to say. Sixty mins posed as a buyer and tricked them into saying what they wanted. It is completely false. The vendor will say this was a negotiations tact. We need them on video asap rescinding their statements to sixty minutes.

36.         That same day, LUMBER LIQUIDATORS retained outside counsel from Law Firm B to interview the three suppliers and obtain other relevant facts prior to the scheduled airing of the 60 Minutes episode on or about March 1, 2015. No one on the Former Senior Management Team told Law Firm B about the Supplier A audit, the Supplier A test results, or the Executive Risk Committee’s decision to discontinue its relationship with Supplier A due to CARB compliance concerns.

37.         Even so, after watching the undercover videos, on or about February 27, 2015, Law Firm B advised Former Executive E that the Company had “a real crisis on [its] hands,” that it should carefully craft a statement expressing disbelief as to how the Company was misled by its suppliers in China, and that it should immediately cut off all ongoing business with them.

38.         Around this time, while Law Firm B was attempting to gather facts from China, LUMBER LIQUIDATORS sent a letter to all of its Chinese laminate suppliers (including Supplier A) purportedly to reassure them ahead of the 60 Minutes episode. Among other things, the letter stated, “We stand by our belief that we fully comply with existing CARB regulations . . . . Be assured our business will continued and we do not anticipate any reductions.”

39.         On or about February 28, 2015, Law Firm B emailed Former Executives D and E with an update on its preliminary contacts with suppliers. Law Firm B stated that at least one person from each of the three factories claimed on tape that the product they sold the Company was CARB compliant. Nevertheless, Law Firm B indicated that they had limited confidence in the suppliers’ statements. On a subsequent phone call, Law Firm B reiterated to Former Executive E that the suppliers’ statements were dubious.

40.         Later that day, Law Firm B emailed Former Executives D and E interview summaries for the three suppliers as well as a former RO inspector. Among other things, the summaries indicated that employees at Supplier B denied Law Firm B’s request to tour their factory; employees at Supplier C denied that the location shown in the 60 Minutes video was their factory even though Law Firm B concluded from their own observations that the footage came from Supplier C’s factory; and a former RO inspector admitted that suppliers offered him and other LUMBER LIQUIDATORS’ employees bribes.

41.         On or about the evening of February 28, 2015, Former Executive E emailed Law Firm B that the Company’s public relations consultants would likely push to use the statements collected from each of the three suppliers that: (1) their products were CARB compliant and the cores used in them were purchased from certified manufacturers, and (2) the undercover videos did not come from their facilities or include any of their employees in the Company’s messaging. Law Firm B responded that this strategy would likely “make things worse,” particularly if 60 Minutes not only had the undercover videos, but also had tested the Company’s laminate products.

42.         Despite Law Firm B’s advice, later that evening, Former Executive E sent an email to other LUMBER LIQUIDATORS’ employees and consultants suggesting that they use the statements collected from the three vendors—in which Law Firm B had limited confidence—in the Company’s messaging.

43.         On or about March 1, 2015, 60 Minutes aired an episode alleging that laminate flooring sold by LUMBER LIQUIDATORS’ did not meet CARB emission standards. The episode featured the undercover videos and test results previously shown to the Company.

44.         After the 60 Minutes episode aired, LUMBER LIQUIDATORS employees, including Former Executives A and B discussed the fact that they recognized individuals from the Chinese factories, the interior of certain factories, and the Company’s own flooring products in the 60 Minutes videos.

45.         Later that evening, Former Executive E emailed the Company’s Board of Directors that the Company had engaged Law Firm B to visit the factories and interview representatives from the three suppliers. Former Executive E then conveyed to the Board the statements that Law Firm B had gathered from the suppliers. Former Executive E did not inform the Board of Law Firm B’s concerns regarding the veracity of these supplier statements, nor did Former Executive E share with the Board Law Firm B’s advice that repeating the statements would “make things worse.” Moreover, no member of the Former Senior Management Team informed the Board that the Company knew of additional reasons to question the statements made by Supplier A, or that Company employees recognized people and LUMBER LIQUIDATORS’ products in the 60 Minutes videos.

46.         At the same time, Former Executive A received an email from an investment management firm asking, “You all assert that the cores were compliant, and the distressing thing to me was the assertion by the faceless Chinese vendor that they’re not. Did that assertion concern you?” Former Executive A responded within minutes:

Our cores are absolutely complaint [sic]…. We have spoken to those factories this weekend. Our auditors and lawyers met them. They completely deny and state they are compliant. We do random and numerous core tests over and above what carb requires and we would catch this if it was true. We have over a hundred random tests in the 3 mills [] attacked in the video…. All pass and are compliant and they have valid carb certification as well.

47.         Despite what Executive A said to the investment management firm, on or about the morning of March 2, 2015, Former Executive A sent an email to Former Executive B stating:

What I need is you in China ensuring our compliance is bullet proof and that our supply and availability are certain. The fact they can get our vendors saying this is horrible. Do we have an issue with…. our relationships with vendors. That they so willingly throw us under the bus. The ex employee told the auditors this weekend that he would imagine most inspectors we have are doing the same thing. Looking the other way.

48.         That same morning, the NYSE halted trading of the Company’s stock, with the expectation that LUMBER LIQUIDATORS intended to issue a statement responding to the 60 Minutes episode.

49.         Later that morning, Former Executive C sent an email to Former Executives A and E among others stating, “Have you decided on issuing a press release yet? Another 20% down in the stock will require a strong response in my opinion.” Another former LUMBER LIQUIDATORS employee echoed Former Executive C writing, “Our stock is down by 20% before the opening. The investment community seems to be centered around one big issue: why would the factories lie…. They are also stating that they are watching our actions closely to ensure that we are out in front of this, transparent and forceful in pushing back.”

50.         A short time later, an outside public relations consultant emailed the Company a first draft of a statement to investors, or an SEC Form 8-K. Former Executives A, C, and E then gathered in Executive C’s office to revise the statement.

51.         The Former Senior Management Team did not request that the Company’s disclosure counsel at Law Firm C review the statement (even though Law Firm C had reviewed every previous public filing made by the Company during their tenure as disclosure counsel). They also did not ask Law Firm B or the Board of Directors to review the statement before it was filed. At Former Executive E’s request, Law Firm A, litigation counsel for the Company, did review the draft filing but Law Firm A was not fully apprised of all the facts known to Former Executives A, C, and E.

52.         Later that morning, LUMBER LIQUIDATORS, within the Eastern District of Virginia, knowingly filed a materially false and misleading SEC Form 8-K via the United States Securities and Exchange Commission’s EDGAR filing system.

53.         The Company’s SEC Form 8-K contained the following materially false or misleading statements to investors:

•	“We comply with applicable regulations set by the California Air Resources Board.”

•	“We have documentation to support each step of our production process, including vendor agreements, vendor invoices, CARB certificates, and test results, to serve as further proof that our processes, practices and products are compliant across the board.”

•	“After becoming aware of the nature and content of the 60 Minutes story, we immediately reached out to the Chinese suppliers included in the story. The suppliers have confirmed that all products provided to Lumber Liquidators have been and are CARB compliant. The suppliers could not verify the identity of the individuals appearing in the videos. One of the suppliers featured questioned whether the product shown was actually from its factory.”

•	“We randomly test each of our six laminate suppliers in China using unannounced audits and all products are compliant….”

54.         The Company omitted material facts from investors, including: CARB’s investigation of the Company’s Chinese laminate products; its own deconstructive test results; the Executive Risk Committee’s decision to discontinue sourcing from Supplier A due to CARB compliance concerns; and evidence that undermined the suppliers’ statements.

55.         That same day, on or about March 2, 2015, LUMBER LIQUIDATORS ordered additional flooring from Supplier A.

56.         On or about May 7, 2015, LUMBER LIQUIDATORS suspended all sales of Chinese laminate flooring.

57.         From on or about January 16, 2015 through on or about May 7, 2015, LUMBER LIQUIDATORS made a net profit of approximately $13.9 million from the sale of Chinese laminate flooring to customers in the United States.

Defendant LUMBER LIQUIDATORS acknowledges that the foregoing Statement of Facts does not describe all of the Company’s conduct relating to the offense charged in this case.

ATTACHMENT B

LUMBER LIQUIDATORS HOLDINGS, INC.

Meeting of the Board of Directors

March 8, 2019

CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”) has been engaged in discussions with the United States Attorney’s Office for the Eastern District of Virginia and the United States Department of Justice, Criminal Division, Fraud Section (together the “United States”) regarding issues arising in relation to the Company’s knowingly filing a materially false and misleading statement to investors in an SEC Form 8-K filed on or about March 2, 2015; and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the United States; and

WHEREAS the Company’s Chief Executive Officer (“CEO”), Dennis R. Knowles, together with outside counsel for the Company, have advised the Board of Directors of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the United States;

NOW, THEREFORE, THE BOARD OF DIRECTORS HAS RESOLVED THAT:

1.           The Company (a) acknowledges the filing of the one-count criminal Information charging LUMBER LIQUIDATORS with securities fraud, in violation of Title 18, United States Code, Section 1348; (b) waives Indictment on such charges and enters into a deferred prosecution agreement (the “Agreement”) with the United States; (c) agrees to pay a criminal fine in the amount of $19,095,648, and to pay such fine to the United States Treasury with respect to the conduct described in the Information; and (d) agrees to pay the amount of $13,904,352 as forfeiture, which shall be offset by up to $6,097,298.42 that the Company shall pay to the United States Securities and Exchange Commission in disgorgement in connection with the conduct described in the Statement of Facts attached to this Agreement;

2.           LUMBER LIQUIDATORS accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the attached Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Eastern District of Virginia; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts attached to this Agreement or relating to conduct known to the United States prior to the date on which this Agreement is signed by LUMBER LIQUIDATORS that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;

3.           The CEO of LUMBER LIQUIDATORS, Dennis R. Knowles, is hereby authorized, empowered, and directed, on behalf of the Company, to execute and deliver this Agreement substantially in such form as reviewed by the Board of Directors at this meeting with such changes as the CEO, Dennis R. Knowles, may approve, upon the advice of and consultation with counsel, with Dennis R. Knowles’ execution thereof to be conclusive evidence of such approval;

4.           The CEO of LUMBER LIQUIDATORS, Dennis R. Knowles, Martin D. Agard, Chief Financial Officer, or M. Lee Reeves, Chief Legal Officer and Corporate Secretary, or any of them, is hereby authorized, empowered, and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5.           All of the actions of the CEO of LUMBER LIQUIDATORS, Dennis R. Knowles, Martin D. Agard, Chief Financial Officer, or M. Lee Reeves, Chief Legal Officer and Corporate Secretary, or any of them, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date: March 11, 2019	By:	/s/ M. Lee Reeves
M. Lee Reeves, Esq.
Chief Legal Officer and Corporate Secretary
LUMBER LIQUIDATORS HOLDINGS, INC.

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws (“Relevant Laws”), LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to modify its currently established Corporate Compliance Program, including its system of internal controls, its Code of Conduct, and its compliance policies and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the Relevant Laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls and Corporate Compliance Program

High-Level Commitment

1.         LUMBER LIQUIDATORS will ensure that its officers, directors, and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the Relevant Laws and its Corporate Compliance Program.

Policies and Procedures

2.         LUMBER LIQUIDATORS will develop and promulgate a clearly articulated and visible corporate policy against violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws, which policy shall be memorialized in written additions to its Corporate Compliance Program.

3.         The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of anti-fraud, reporting, or books and records provisions of the Relevant Laws by personnel at all levels of the Company. These policies and procedures shall apply to all officers, directors, and employees and, where necessary and appropriate, outside parties authorized to act on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, contractors and suppliers, consortia, and joint venture partners (collectively, “authorized agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Company.

4.         The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts.

Periodic Risk-Based Review

5.         LUMBER LIQUIDATORS will develop these compliance policies and procedures on the basis of the risk assessment the Company undergoes as part of its enterprise risk framework, with particular focus on risks facing the Company related to violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws.

6.         The Company shall review its policies and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7.         The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s policies, and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, or the Internal Audit organization, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8.         The Company will implement mechanisms designed to ensure that its Corporate Compliance program, including policies related to anti-fraud, reporting, or books and records provisions of the Relevant Laws, are effectively communicated to all officers, directors, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all officers and directors, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such officers, directors, employees, agents, and business partners, certifying compliance with the training requirements.

9.         LUMBER LIQUIDATORS will maintain, or where necessary establish, an effective system for providing guidance and advice to officers, directors, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s policies, and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10.       The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, officers, directors, employees, and, where appropriate, authorized agents and business partners concerning violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws and those aspects of the Corporate Compliance Program related thereto.

11.       The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws or the Company’s Corporate Compliance Program.

Enforcement and Discipline

12.       LUMBER LIQUIDATORS will implement mechanisms designed to effectively enforce its Corporate Compliance Program, policies, and procedures, including appropriately encouraging compliance and disciplining violations.

13.         The Company will institute appropriate disciplinary procedures to address, among other things, violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program by the Company’s officers, directors, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing its internal controls and Corporate Compliance Program and making modifications necessary to ensure the overall compliance program is effective.

Third-Party Relationships

14.         The Company will use appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all its authorized agents and business partners, including:

a.           properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b.           informing agents and business partners of the Company’s commitment to abiding by anti-fraud, reporting, or books and records provisions of the Relevant Laws, and of the Company’s Corporate Compliance Program; and

c.           seeking a reciprocal commitment from agents and business partners.

15.       Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with its authorized agents and business partners that are reasonably calculated to prevent violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws, which may, depending upon the circumstances, include: (a) anti-fraud representations and undertakings relating to compliance with the Relevant Laws; (b) where appropriate and feasible, rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-fraud, reporting, or books and records provisions of the Relevant Laws, the Company’s Corporate Compliance Program or the representations and undertakings related to such matters.

Mergers and Acquisitions

16.       Prior to pursuing any merger or acquisition, the Company will conduct appropriate risk-based due diligence on potential new business entities, including appropriate federal securities fraud due diligence by legal, accounting, and compliance personnel.

17.       LUMBER LIQUIDATORS will ensure that the Company’s Corporate Compliance Program, policies, and procedures regarding anti-fraud, reporting, or books and records provisions of the Relevant Laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly train the officers, directors, employees, authorized agents, and business partners consistent with Paragraph 8 above on the Relevant Laws and the Company’s Corporate Compliance Program.

Monitoring and Testing

18.       LUMBER LIQUIDATORS will conduct periodic reviews and testing of its Corporate Compliance Program to evaluate and improve its effectiveness in preventing and detecting violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D

REPORTING REQUIREMENTS

LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” or the “Company”) agrees that it will report to the United States Attorney’s Office for the Eastern District of Virginia and the United States Department of Justice, Criminal Division, Fraud Section (together the “United States”) periodically, at no less than twelve-month intervals during a three-year term, regarding remediation and implementation of the Company’s Corporate Compliance Program and internal controls, policies, and procedures described in Attachment C. During this three-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two follow-up reviews and reports, as described below:

a.        By no later than one year from the date this Agreement is executed, LUMBER LIQUIDATORS shall submit to the United States a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws, and the proposed scope of the subsequent reviews. The report shall be transmitted to “United States Attorney, United States Attorney’s Office for the Eastern District of Virginia, 919 East Main Street, Suite 1900, Richmond, Virginia 23219” and to “Chief, Securities and Financial Fraud Unit, United States Department of Justice, Criminal Division, Fraud Section, 1400 New York Avenue, N.W., Washington, D.C. 20005.” The Company may extend the time period for issuance of the report with prior written approval of the United States.

b.        LUMBER LIQUIDATORS shall undertake at least two follow-up reviews and reports incorporating the United States’ views on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s policies and procedures are reasonably designed to detect and prevent violations of anti-fraud, reporting, or books and records provisions of the federal securities laws.

c.        The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the United States. The second follow-up review and report shall be completed and delivered to the United States no later than thirty days before the end of the Term.

d.       The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the United States determines in its sole discretion that disclosure would be in furtherance of the United States’ discharge of its duties and responsibilities or is otherwise required by law.

e.       The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the United States.

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